FAEGRE & BENSON
                              2300 Multifoods Tower
                              33 South Sixth Street
                        Minneapolis, Minnesota 55402-3694

                                 (612) 371-5300


                                November 17, 1986

First Investors Multi-State Insured
  Tax Free Fund
120 Wall Street
New York, New York 10005

Gentlemen:

         We are Minnesota tax counsel to First Investors Multi-State Insured Tax Free Fund, a trust created under the laws of the State of Massachusetts and of the type commonly known as a Massachusetts business trust (the "Trust"). We have been informed that the Trust intends to qualify as a regulated investment company as that term is defined and limited in section 851 of the Internal Revenue Code of 1986, as amended (the "Code"), and that it intends to take all other action to ensure that the Trust may pay exempt-interest dividends as that term is defined in section in section 852(b)(5)(A) of the Code. We understand that it is the Trust's intention to sell separate classes of shares, as more fully described below, each generally to residents of specified states, for the purpose of enabling such residents to receive exempt-interest dividends that are exempt from the regular federal income tax as well as from the regular income tax imposed by the state of residence of the recipient shareholder.

         You have asked our opinion of the Minnesota income tax consequences of the receipt by a holder of shares of the Minnesota Insured Tax-Free Class of Shares (the "Minnesota Class of Shares") of exempt-interest dividends as that term is defined in section 852(b)(5)(A) of the Code that are payable with respect to the Minnesota Class of Shares that are proposed to be issued by the Trust. In responding to your inquiry, we have reviewed the Amended and Restated Declaration of Trust of the Trust, (Declaration made October 30, 1985, and amended September 30, 1986, and October 30, 1986 (the "Articles"), and certain other materials that you have supplied to us. In addition, we have reviewed certain of the laws of the State of Minnesota, and certain provisions of the Code.

         The Trust provides, in general, that it shall issue various classes of shares, and that a "share" means the equal proportionate units of interest into which the beneficial interest of each class of shares in the Trust shall be divided. (Article I, Section 2(f), of the Articles). As stated in Article IV, section 8, of the Articles, each shareholder of a class of shares has a proportionate undivided beneficial interest in the assets belonging to such class of shares, and all consideration received by the Trust from the issue or sale of a particular class of shares, together with all assets in which such consideration is invested, as well as all income, earnings and proceeds thereof, including proceeds from the sale thereof, shall irrevocably belong to that class of shares for all purposes, subject only to the rights of creditors of that class of shares, and shall be so recorded on the books of the Trust. General items, which are those that are not readily identifiable a belonging to any particular class of shares, shall be allocated among the various classes of shares in a manner which the Board of Trustees deems fair and equitable, and those items, along with the ones previously referred to, are deemed to be the assets belonging to a particular class.

         Article IV, Section 9, of the Articles provides that the assets belonging to each particular class shall be charged with the liabilities of the Trust in respect of that class, and with all expenses, costs, charges and reserves attributable to that class, all of which shall be recorded on the books of the Trust. In addition, it is provided that general items of liability, cost, expense, charge, or reserve, which are not readily identifiable as belonging to any particular class of shares, will be allocated by the Board of trustees to the various classes in a fair and equitable manner.

         With respect to distributions, Article X, section 1, of the Articles provides that dividends and distributions to the holders of a class of shares of the Trust may be paid only from the income and gains and assets belonging to that class of shares, after providing for liabilities belonging to that class of shares. Article X, section 2, of the Articles provides that in the case of a redemption of shares, a shareholder of a particular class of shares shall receive the net asset value of such shares (which is defined in Article X, section 3, of the Articles as the assets belonging to a particular class of shares less the liabilities belonging thereto), and reiterates that the rights of a shareholder of a particular class is limited in redemption to the assets belonging to that particular of shares, less the liabilities belonging thereto. In the case of a termination of the Trust, or any class of shares thereof,
Article XII, section 4, of the Articles provides that after disposing of the assets of the Trust or the assets belonging to any affected class of shares of the Trust, and upon making provisions for the payment of assumption of all outstanding obligations, the Trustees of the Trust will distribute the remaining proceeds or assets ratably among the holders of the shares of any affected class of shares then outstanding.

         Article VIII, section 1, of the Articles provides, in general, that the shareholders shall be entitled to vote on various occasions, including those that are authorized by the Articles, the By-Laws, or by virtue of any law, and further provides that on any matter submitted to a vote of the shareholders, all shares shall be voted by each class of shares, except that (i) when required by the Investment Company Act of 1940, shares shall be voted in the aggregate and not by each particular class of shares, and (ii) when the Trustees have determined that a matter affects only the interests of one or more classes of shares, than only the shareholders of such classes of shares will be entitled to vote thereon. We have noted that certain other provisions that are contained in other articles of the Articles and in the By-Laws refer to a majority shareholder vote without reference to a separate vote by classes of shares. You have stated, and we are relying upon such statement, that the legal effect of any of such provisions is limited by, and subject to, the provisions discussed above that appear in
Article VIII, section 1, of the Articles.

         In the case of meetings, Article VIII, section 2, of the Articles provides that a special meeting of the shareholders of any class of shares may be called by the holders of one-tenth of the outstanding shares of the class entitled to vote. With respect to quorums, it is provided in Article VIII, section 3, of the Articles that a majority of shares of the Trust outstanding and entitled to vote shall constitute a quorum, except that where the Articles or any provision of law permit or require that holders of any class of shares shall vote as a class, then a majority of the aggregate number of shares of that class entitled to vote shall be necessary to constitute a quorum for the transaction of business by that class of shares. In the case of amendments to the Articles, it is provided in Article XII, section 7, of the Articles, that a vote of a majority of the shares of the Trust is generally required, except that where an amendment affects that shareholders of one or more classes of shares, but not the shareholders of all outstanding classes of shares, the amendment shall be authorized by a vote of the shareholders holding a majority of the shares entitled to vote of each class affected, and not vote of shareholders of a class of shares not affect shall be required.

         Other provisions of the Articles deal with rights to indemnity. Article XI, section 2, of the Articles provides that a Trustee may be indemnified by the appropriate class of shares of the Trust, and that expenses of a trustee related to such indemnity may be paid by the appropriate class of shares. Similarly,
Article XI, section 3, of the Articles provides that if a shareholder is held liable solely by reason of his being or having been a shareholder, he may be entitled to be indemnified out of the assets belonging to the appropriate class of shares. With respect to reimbursement of Trustee expenses, Article VI, section 1, of the Articles provides that a Trustee shall be reimbursed from the assets belonging to the appropriate class of shares.

         As described above, it is the intention of the Trust that each class be treated separately from the others, and that the income, gains, and losses that relate to a particular class of shares be allocated to that class alone. We have been informed that the Trusts will attempt to invest the bulk of the assets belonging to the Minnesota Class of Shares in any combination of tax-exempt obligations of the State of Minnesota, its political or governmental subdivisions, its municipalities, and its governmental agencies of instrumentalities, so as to generate as large a percentage of tax-exempt income a is possible. Accordingly, except during defensive periods or when acceptable investments are unavailable to the Minnesota Class of Shares, the Trust anticipates that it will maintain at least 80% of its assets belonging to that class in debt obligations which are exempt from the regular Federal income tax and, in the case of non-corporate shareholders, are exempt from the regular Minnesota income tax.

         As indicated above, we have been told that, for federal income tax purposes, the Trust intends to qualify so as to be eligible to pay exempt-interest dividends, as defined in section 852(b)(5)(A) of the Code, to its shareholders, and that pursuant to section 852(b)(5)(B) of the Code, such exempt-interest dividends shall be treated by the shareholders as an item of interest that is excludable from gross income under section 103(a) of the Code. Accordingly, we have been informed that, to the extent that a distribution to the non-corporate shareholders of the Minnesota Class of Shares constitutes an exempt-interest dividend, such shareholders will not pay regular federal income tax with respect to such amounts, and such amounts will not be part of their federal adjusted gross income or regular federal taxable income.

         For Minnesota income tax purposes, it is provided in Minn. Stat. ss.290.01, subd, 20, that in the case of individuals, estates and trusts, the starting point for the computation of Minnesota taxable income is gross income, and gross income is defined as federal adjusted gross income, subject to various modifications. Pursuant to paragraph (4) of Minn. Stat. ss.290.01, subd. 20(a), it is further provided that the following shall be added to federal adjusted gross income:

         "Exempt-interest dividends, as defined in section 852(b)(5)(A) of the internal Revenue Code of 1954, not included in federal adjusted gross income pursuant to section 852(b)(5)(B) of the internal revenue code of 954, except for that portion of exempt-interest dividends derived from interest income on obligations of the State of Minnesota, any of its political or governmental subdivisions, any of its municipalities, or any of its governmental agencies or instrumentalities;.."

Accordingly, to the extent that the exempt-interest dividends for federal purposes are "derived" from interest income on obligations of the State of Minnesota and its specified subdivisions, municipalities, agencies and instrumentalities, the exempt-interest dividends will likewise be exempt from the regular Minnesota income tax, and only those exempt-interest dividends which are derived from other sources will be added to federal adjusted gross income and subjected to the regular Minnesota income tax, in the case of individuals, estates, and trusts. In this regard, it should be noted that interest income that is derived from obligations held through repurchase agreements, even though derived from Minnesota obligations the interest income from which would be exempt, will not qualify under these rules, and any exempt interests dividends that are attributable to such interest will be added to federal adjusted gross income and be subjected to the regular Minnesota income tax in the case of individuals, estates, and trusts.

         While there is no Minnesota authority directly in point, we believe that pursuant to the above provision of the Minnesota statutes, and the facts as we have described them, the exempt-interest dividends that will be received with respect to the Minnesota Class of Shares by individuals, estates, and trusts that are holders thereof, will be derived from the Minnesota obligations specified above, to the extent that such specified obligations represent the obligations of the Minnesota Class of Shares that have generated the exempt-interest dividends. Hence, such exempt-interest dividends should be exempt from the regular Minnesota income tax with respect to such shareholders. To the extent that other investments of the Minnesota Class of Shares generate exempt-interest dividends as defined in section 852(b)(5)(A) of the Code that are not derived from the Minnesota obligations referred to above, such exempt-interest dividends will be required to be taken into account in determining the regular Minnesota taxable income of an individual, estate, or trust. In addition, other income attributable to other sources, including long and short-term capital gain, that is received by an individual, estate or trust with respect to the shares of the Minnesota Class of Shares will not e exempt from the regular Minnesota income tax, Finally, in the case of a corporation that is subject to the Minnesota excise tax on corporations that is measured by taxable net income, not even exempt-interest dividends that are attributable to the specified Minnesota obligations will be exempt from Minnesota tax.

         Our conclusions that are stated above are based on the current provisions of the Minnesota statutes and such other authorities and interpretations as we have deemed appropriate, all of which, of course, are subject to change or revision, and the facts and assumptions that we have stated herein. Moreover, as previously indicated, we note that in reaching he conclusion that exempt-interest dividends will be exempt from the regular Minnesota income tax when received with respect to the Minnesota Class of Shares by holders thereof who are individuals, estates and trusts, to the extent such exempt-interest dividends are derived from the specified Minnesota obligations described above, we are not aware of any Minnesota statute, regulation or case which describes when income from one trust, with many classes of shares, is treated as being derived from the assets that are deemed attributable to a particular class of shares pursuant to the provisions of the Declaration of Trust of the particular trust. However, we are also familiar with the fact that the Minnesota Department of Revenue has issued a ruling in which it recognized that provisions similar to those described herein were sufficient to treat the income from one series of a regulated investment company as belonging exclusively to the shareholders who owned the outstanding shares of that series. While not binding on the State of Minnesota, this ruling is nonetheless informative. Finally, we are aware that under the recently enacted federal Tax Reform Act of 1986, a new subsection has been added to section 851 of the Code that provides that where a regulated investment company has more than on fund, each fund shall be treated as a separate corporation, except for the definitional requirement of section 851 (a) of the Code. A "fund" is defined in the new provision as a "segregated portfolio of assets, the beneficial interests of which are owned by the holders of a class or series of stock of the regulated investment company that is preferred over all other classes or series in respect of such portfolio of assets." This provision is effective, for federal purposes, for taxable years beginning after October 22, 1986, the date of the law's enactment. If the State of Minnesota adopts this rule, this will confirm the conclusion reached in this letter as to the application of the regular Minnesota income tax to exempt interest dividends that are received by shareholders of the Minnesota class of Shares who are individuals, estates, or trusts.

         Apart from its regular income tax, Minnesota imposes an alternative minimum tax (see Minn. Stat. ss.290.091) in the case of individuals, estates, and trusts. This tax is based, in part, on such taxpayers' federal tax preference items. The federal Tax Reform Act of 1986 provides, effective for taxable years beginning after December 31, 1986, that interest on specified private activity bonds will be a federal tax preference item, and that an exempt interest dividend of a regulated investment company will constitute a federal tax preference item to the extent of its proportionate share of the interest on such private activity bonds. Accordingly, if Minnesota continues to impose an alternative minimum tax that is based on federal tax preference items, and if no exception is made for interest on specified private activity bonds and exempt interest dividends attributable thereto, then for taxable year beginning after December 31, 1986, holders of the Minnesota Class of Shares who are individuals, estates, or trusts may be subject to the Minnesota alternative minimum tax as a result of the receipt of exempt interest dividends that are attributable to such private activity bond interest, even though they are also attributable to the Minnesota sources that would permit such exempt interest dividends to be exempt from the regular Minnesota income tax. In addition, as a result of legislation enacted in 1986 by the Minnesota legislature, the entire portion of exempt interest dividends that is attributable to sources other than such Minnesota sources, and that is received by holders of the Minnesota Class of Shares who are individuals, estates or trusts, is subject to the Minnesota alternative minimum tax, effective for taxable years beginning after December 31, 1985.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement to be filed on November 17, 1986, with the Securities and Exchange Commission, and to the reference to us under the heading "Minnesota" that deals with Minnesota taxes.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Faegre & Benson

                                            FAEGRE & BENSON